EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into the 24th day of October, 2018, between Vivos Inc Board of Directors (herein called the “Company”), and Leonard B. Jolliff, (herein called the “Employee”). This agreement replaces in full the previous agreement entered into between the Company and the Employee on the 1st day of September, 2017 and supersedes the agreement contemplated, on July 13, 2018, which is hereby deemed null and void and fully rescinded.

WHEREAS, the Company is engaged in the business of providing isotope-based cancer treatment to humans and animals. The Employee represents that he is experienced in various phases of the Company’s business. As such, the Company desires to engage the Employee and the Employee desires to accept employment with Vivos Inc. This Agreement shall establish in writing the terms and conditions of that employment.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

Section 1. Agreement for Employment. Subject to this Agreement’s terms and conditions, the Company engages the Employee, and the Employee accepts employment as an Executive, entitled Chief Financial Officer of Vivos Inc.

Section 2. Term. The employment term under this Agreement shall commence with an effective date of October 24, 2018 and shall expire on December 31, 2019 and September 30 of subsequent years if this agreement is extended, unless terminated earlier as set forth in this Agreement. No later than September 30, 2019, the Board shall notify the Employee as to whether the Board intends to extend the contract term. Such extensions shall be for a term of one year and require the written consent of the parties under the same terms and conditions as shall be in effect on the last previous termination date or adjusted based upon new terms and conditions agreed to by both parties. This Agreement is for the services of Leonard B. Jolliff, and in the event of his death or physical incapacity, the Agreement and all payments under this Agreement shall terminate on the date of the death or disability, with the exceptions of that allowed in Section 12. The Employee shall be entitled to any bonus earned that will be pro-rated to the termination date and paid on the regular date for bonus payments and the granted RSUs would vest on the date of death or declaration of physical incapacity.

Section 3. Termination for Cause. The Company shall have the right to terminate employment at any time for “cause”. The term cause shall mean:

(a)	Conduct on the Employee’s part likely to injure the Company’s business or reputation;

(b)	The Employee’s perpetration of a crime involving dishonesty or moral turpitude, whether relating to employment or otherwise;

(c)	Intentional dishonesty of a material nature that relates to the performance of the Employee’s duties under this Agreement;

(d)	Repeated failure by the Employee to perform duties and obligations as assigned and as set forth in this Agreement, (but not encompassing illness, physical, or mental incapacity), or the willful and deliberate breach by Employee of his duty of care and loyalty to the Company.

Section 4. Company’s Option to Terminate for Convenience. The Company may terminate the Employee’s employment, at any time, without cause. In the event of such termination of employment, with the exception of Paragraphs 10 and 11 of this agreement, there will be no restrictions or conditions upon the Employee’s employment in the event of termination by Company. Further, the Company will pay monthly to the Employee his base salary (no bonus, merit increase or incentive compensation) for a period of six months. If the termination for convenience is exercised, the Employee will remain eligible for a pro-rated share of his current incentive bonus program, payable at the same time as other similarly situated Employees are paid. In the event of the Employee’s death after the termination for convenience, the payments will be paid monthly to the beneficiary named on the Employee’s estate.

Section 5. Duties. The Employee shall report to Dr. Michael K. Korenko, President and Chief Executive Officer of Vivos Inc (herein call the “Employer”). Except as otherwise agreed, employment by Vivos Inc shall be deemed to be "full time." Vivos Inc recognizes the fact that Employee may be justified, under some circumstances, in accepting outside employment and other interests, whether such is compensated or not, if no conflict with Vivos Inc’s interest is involved. Employee shall not accept or engage in any activity, business, or employment, either during or after working hours, that would conflict with Vivos Inc’s interests or diminish the ability of the employee to render to the company the full, loyal, and undivided service which is contemplated in his employment by Vivos Inc.

Section 6. Past Due Compensation. The accrued cash compensation totaling approximately $90,000, less the required tax withholding, of $38,000 shall be applied to the purchase of shares in the private placement completed as required by the path forward agreement. The net amount of $52,000 shall be applied as purchase price in the Private Placement with the Employee being issued approximately 10,000,000 common shares and 5,000,000 common stock purchase warrants.

Section 7. Base Compensation. The Company shall pay to the Employee as base compensation; a salary payable at monthly intervals. From effective date, the employee agrees to an annual salary of $150,000. Effective with this agreement the employee shall receive an annual salary of $120,000. The remainder of the employee’s salary shall be deferred and accrued until the Company’s cash balance exceeds $2,000,000.

Section 8. Liability Protection. The Company will ensure that there is professional legal service provided to protect the Employee from any law suits. The Company will ensure that the Employee is not held accountable for past financial liabilities or other historical issues. In the unlikely event that the company loses a lawsuit the Employee’s liability will be paid for by the Company.

Section 9. Bonus Program.

9.1 In consideration for the Employees contribution to the Company for the past twelve months, the Employee shall be granted a cash bonus of $50,000, which amount shall be deferred and accrued until the Company’s cash balance exceeds $2,000,000.

9.2 The Employee shall be eligible to be issued Restricted Stock Units pursuant to the 2015 Omnibus Securities and Incentive Plan (the “Plan”) in the beginning of 2019. Prior to March 31, 2019, the Compensation Committee and Employee agree in good faith to finalize the vesting terms and optimize the tax treatment of the performance based RSUs to be granted to Employee and to determine the share settlement mechanics of vesting RSUs It is contemplated that the RSUs will reflect approximately one and one-half (1.5%) percent of the common shares outstanding on an as converted primary basis (as defined in the plan) on the issue date.

9.3 Employee shall receive a stock option grant of 24,360,455 options issued under the 2015 Omnibus Securities and Incentive Plan This amount represents one and one-half (1.5%) percent of the common shares outstanding on an as converted primary basis Further, it is understood that the option term shall be seven (7) years and that the exercise price of such option shall be equal to the current fair market value of the common stock of $.014 on the grant date and shall otherwise meet the requirements of a non-qualified stock option under the 2015 Plan. The options issued hereunder shall be fully vested on the grant date.

9.4 Pursuant to Section 1.83 of the Plan, Employee shall tender Common Stock, including Common Stock issuable in respect of an Award, to satisfy, in whole, the amount required to be withheld for tax withholding purposes for shares issued under the Plan.

Section 10. Scope of Restrictions. The Employee expressly covenants and agrees that while employed and during the one year immediately following the effective date of any employment termination, whether voluntary or involuntary, the Employee shall observe and be subject to the following restrictions:

(a)	The Employee will not in any way, directly or indirectly, on the Employee’s own behalf or on behalf of or in conjunction with any person, partnership, firm or corporation solicit, entice, hire, employ, or endeavor to employ any of the Company’s Employees.

(b)	The Employee will not divulge to others or use for the Employee’s own benefit at any time any confidential, proprietary, company private, or other protected information obtained during the Employee’s employment relating to the Company’s business and operations or those of its Member Companies, affiliates or subsidiaries involving strategy, customer lists, lists of prospective customers, employee lists, number and location of sales representatives, new proposed, or existing programs and services, prices and terms, intellectual property and any other confidential or proprietary information as may exist or be developed from time to time.

Section 11. Remedy for Breach. The Employee acknowledges that a violation of any of the provisions of Section 10 of this Agreement will cause irreparable damage to the Company, its successors and assigns. The Employee consents that any violation shall entitle the Company or its successors and assigns, in addition to any other rights or remedies it, or they, may have, to an immediate injunction restraining such violation.

Section 12. Death. In the event of death of the Employee any earned wages and the stock options will be included as part of the Employee’s estate. The beneficiaries of the estate will have the rights to trade the options as the Employee, including cashless transfer.

Section 13. Notices. All notices, requests, demands, and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

(a)	To the Company:
Michael K. Korenko
11316 West Court Street
Pasco WA 99301

(a)	To the Employee:
Leonard B Jolliff
206 N 41st Street, Unit 1
Yakima, WA 98901

Section 14. Arbitration. Any dispute or disagreement arising out of this Agreement or a claimed breach, except that which involves a right to injunctive relief, shall be resolved by arbitration under the Voluntary Labor Arbitration Rules of the American Arbitration Association. The arbitrator’s decisions shall be final and binding upon the parties.

Section 15. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of Washington and Delaware.

Section 16. Entire Agreement. This Agreement contains the entire agreement among the parties and there are no agreements, representations, or warranties that are not set forth. All prior negotiations, agreements, and understandings are superseded. This Agreement may not be amended or revised except by writing signed by all parties.

Section 17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, and successors of the respective parties, provided however, that this Agreement and all its rights may not be assigned by any party except by or with the written consent of the other parties.

Section 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when bearing original signatures, shall be deemed to be a duplicate original.

IN WITNESS WHEREOF, This Agreement has been executed effective the date stated on the first page.

COMPANY:

The Vivos Inc Board of Directors

BY:	/s/ Carlton M. Cadwell
Carlton M. Cadwell
Chairman of Vivos Inc Board of Directors
Chairman of the Compensation Committee

EMPLOYER:

/s/ Michael K. Korenko
Michael K. Korenko
President and Chief Executive Officer of Vivos Inc

EMPLOYEE:

/s/ Leonard B. Jolliff
Leonard B. Jolliff
Chief Financial Officer of Vivos Inc